UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K
CURRENT REPORT Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) : February 5, 2008
ECHOSTAR CORPORATION (Exact name of registrant as specified in its charter)
NEVADA (State or other jurisdiction of incorporation)	001-33807 (Commission File Number)	26-1232727 (IRS Employer Identification No.)
90 INVERNESS CIRCLE E. ENGLEWOOD, COLORADO (Address of principal executive offices)	80112 (Zip Code)
(303) 723-1100 (Registrant's telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On February 7, 2008, the Registrant completed several transactions under a Master Investment Agreement, dated as of February 5, 2008 (the “Master Investment Agreement”) between the Registrant on the one hand, and TerreStar Corporation (“TerreStar Parent”) and TerreStar Networks Inc. (“TerreStar”) on the other hand.  Under the Master Investment Agreement, the Registrant acquired (i) $50 million in aggregate principal amount of TerreStar’s 6½% Senior Exchangeable Paid-in-Kind Notes due June 15, 2014 (the “Exchangeable Notes”); (ii) $50 million aggregate principal amount of TerreStar’s 15% Senior Secured Paid-in-Kind Notes due February 15, 2014 (the “Secured Notes”) and (iii) one share of TerreStar Parent’s Series C Preferred Stock (the “Series C Preferred”).  The Senior Secured Notes acquired by the Registrant were issued under TerreStar’s existing Indenture, dated as of February 14, 2007 with U.S. Bank National Association, as trustee.

The Exchangeable Notes were issued pursuant to an Indenture dated as of February 7, 2008 among TerreStar, TerreStar Parent, certain guarantor subsidiaries of TerreStar and U.S. Bank National Association, as trustee.  The Exchangeable Notes are guaranteed by TerreStar License Inc. and TerreStar National Services, Inc. and will mature on June 15, 2014.  The Exchangeable Notes are exchangeable for shares of TerreStar Parent Common Stock based on a price of $5.57 per share following effectiveness of TerreStar Parent stockholder approval.  TerreStar may be obligated to repurchase all or a part of the Exchangeable Notes under certain circumstances, including upon a change of control of TerreStar or if stockholder approval of the issuance of TerreStar Parent common stock is not effective by July 23, 2008.  The Exchange Notes will bear interest at 6.5% per annum, with such interest being payable in additional Exchangeable Notes through March 2011.  Additional cash interest may be payable in the event that certain milestones leading to the effectiveness of the stockholder approval are not met.

The Registrant also entered into a Purchase Money Credit Agreement with TerreStar and Harbinger Capital Partners Master Fund I, Ltd. and Harbinger Capital Partners Special Situations Fund LP (collectively, “Harbinger”), in which the Registrant and Harbinger have each committed to provide up to $50 million in secured financing, the proceeds of which may be advanced to TerreStar from time to time as required for TerreStar to make required payments in connection with a communications satellite (the “TerreStar-2 Satellite”) to be constructed and launched for TerreStar.  Pursuant to a Security Agreement, dated as of February 5, 2008 (the “Security Agreement”), from TerreStar in favor of US Bank National Association, as Collateral Agent (the “Collateral Agent”) TerreStar granted a security interest to the Collateral Agent in certain of TerreStar's assets to be financed by the proceeds of the loan, including, among other things, the TerreStar-2 Satellite and related raw materials, work-in-progress, and finished goods.

The Registrant also entered into a Spectrum Agreement with TerreStar Parent and TerreStar.  Under the Spectrum Agreement, a subsidiary of the Registrant will enter into a lease, with TerreStar Parent as lessee, of certain 1.4 GHz spectrum currently held by that subsidiary.  TerreStar Parent will also have the option exercisable on or before July 23, 2008, to acquire the intermediate holding company through which the Registrant holds the spectrum, in exchange for the issuance by TerreStar Parent of 30 million shares of its Common Stock.  The issuance of these common shares and exercise by TerreStar Parent of its option will be subject to shareholder approval of the issuance of these shares.

Pursuant to the Master Investment Agreement and the TerreStar Parent Series C Preferred, the Registrant will have the right to nominate two members to the Boards of Directors of TerreStar Parent and TerreStar, each of which will be composed of eight members.  The Series C Preferred also provides the Registrant with consent rights with respect to certain significant corporate matters.  Only the Registrant or its affiliates may own the Series C Preferred.

TerreStar Parent has also agreed to register with the Securities and Exchange Commission the Common Stock that the Registrant may receive in these transactions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECHOSTAR CORPORATION

Date: February 8, 2008	By: /s/ Bernard L. Han Bernard L. Han Executive Vice President and Chief Financial Officer